UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2019

DROPCAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

DropCar, Inc.
1412 Broadway, Suite 2105
New York, New York 10018
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 342-1595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 14, 2019, the board of directors (the “Board”) of DropCar, Inc. (the “Company”) approved (1) the termination of Paul Commons as Chief Financial Officer of the Company and any other positions on which he serves with respect to the Company and its subsidiaries and affiliates, and (2) the appointment of Mark Corrao as the Company’s new Chief Financial Officer, in each case effective as of February 28, 2019.

Mr. Corrao, age 61, has served as Chief Financial Officer of KannaLife Sciences, Inc. since 2012. Prior to that time, Mr. Corrao served as Chief Financial Officer of each of Business Efficiency Experts, Inc., from 2010 through 2012, StrikeForce Technologies, Inc., from 2001 through 2010, and Advanced Communication Sciences, Inc. from 1997 through 2000. Mr. Corrao also has experience in accounting, having previously served as a partner at Frank T. LaFauci, CPAs, as controller at Design Production Management, Inc., as assistant controller at Greenfield Arbitrage Partners, as internal auditor at Spear, Leeds & Kellogg and as an accountant at A.L. Wellen & Co., CPAs. He holds a B.S. in Public Accounting from the City University of New York – Brooklyn College.

Mr. Corrao is employed in at-will capacity and does not have an employment agreement with the Company. As consideration for his services to the Company, Mr. Corrao will receive compensation in the amount of $1,500 per month.

Mr. Corrao has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Corrao and any other person pursuant to which he was elected as an officer of the Company. The Company is not aware of any transactions in which Mr. Corrao has an interest that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DROPCAR, INC.

Date: February 21, 2019	By:	/s/ Spencer Richardson
Name: Spencer Richardson
Title: Chief Executive Officer

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